Exhibit 99.1

Longeveron Inc. Provides Corporate Update and Reports Third Quarter 2022 Financial Results

-- Achieved key clinical and regulatory milestones across clinical pipeline, including the completion of enrollment in Longeveron’s Phase 2a trial for Alzheimer’s Disease --

–Conference call scheduled for 8:30 a.m. ET today–

Miami, Florida – November 14, 2022— Longeveron Inc. (NASDAQ: LGVN) (“Longeveron” or “Company”), a clinical stage biotechnology company developing regenerative medicines for unmet medical needs, today provided a business update and reported its financial results for the third quarter ended September 30, 2022.

“This quarter, we continued to make robust progress across our 3 clinical programs,” said Chris Min, M.D., Ph.D., Interim Chief Executive Officer, and Chief Medical Officer. “The FDA granted Fast Track Designation to Lomecel-BTM for infants with Hypoplastic Left Heart Syndrome (HLHS), a key step forward in our mission to transform the current standard-of-care in this disease area where there is a large unmet need. Additionally, we completed enrollment in our Phase 2a trial of Lomecel-BTM for patients with mild Alzheimer’s Disease, and have all approvals in place to initiate enrollment in our phase 2 trial for Aging Frailty in Japan. We were pleased to successfully execute on these key milestones and look forward to continuing to advance Lomecel-B.”

Third Quarter Business Updates:

Lomecel-B for Alzheimer’s Disease:

●	Longeveron completed enrollment in a Phase 2a trial of Lomecel-BTM in patients with mild Alzheimer’s Disease (AD). Each patient is followed in the study for a duration of 12 months and we expect to share topline results 2024. The Phase 2a trial is designed as a 48-patient, 4-arm, parallel design, randomized (1:1:1:1) clinical trial of Lomecel-BTM to evaluate the safety of single and multiple infusions of two different dose levels compared to placebo in patients with mild Alzheimer’s Disease (AD). The primary endpoint is safety as measured by the occurrence of serious adverse events (SAEs) within the first 30 days after administration of Lomecel-BTM. Secondary and exploratory endpoints include brain volumetry by magnetic resonance imaging (MRI), biomarkers relevant to inflammation and endothelial/vascular systems, and measures of cognitive function. Lomecel-B may have the potential to impact Alzheimer’s disease by modulating neuroinflammation and vascular dysfunction that contribute to AD, and this trial is intended to give valuable information about those potential effects.

Lomecel-B for Hypoplastic Left Heart Syndrome (HLHS):

●	The ELPIS II trial (Phase 2a) has fully activated all 7 clinical sites and continues to enroll infants with HLHS, a rare and life-threatening congenital heart defect affecting approximately 1,000 babies per year. Infants born with HLHS have an underdeveloped or absent left ventricle, which necessitates three reconstructive heart surgeries within the first five years of life, with many requiring a heart transplant. Without treatment, the condition is always fatal and even with reconstructive surgical interventions, HLHS still leads to high mortality with survival rates from birth to adolescence estimated from 50% to 60%. Lomecel-B may have the potential to boost the function of the babies single ventricle once the surgeries are performed, and in so doing could potentially reduce the need for heart transplantation in these children.

●	We intend to provide further guidance on overall timelines for ELPIS II when a sufficient portion of the intended treatment population have been enrolled. EPLIS II is a 38-patient, randomized (1:1), blinded, controlled Phase 2a clinical trial intended to evaluate the safety and efficacy of intramyocardial injection of Lomecel-BTM in infants with HLHS who are undergoing Stage II reconstructive cardiac surgery. Lomecel-BTM for HLHS has received Fast Track, Rare Pediatric Disease, and Orphan Drug Designations from the U.S. Food and Drug Administration (FDA), and plans to engage with the FDA closely on a regulatory strategy going forward for Lomecel-B.

Lomecel-B for Aging Frailty:

●	This quarter, Longeveron initiated screening patients for a Phase 2 study evaluating Lomecel-BTM in patients with Aging Frailty in Japan. The Phase 2 Clinical trial is a 3-arm, parallel design, randomized (1:1:1), placebo-controlled, double-blind single-infusion study of two different dose levels of Lomecel-B™. The primary objective of the study is to evaluate the safety of Lomecel-B™ as a treatment for Aging Frailty. The Phase 2 trial is being conducted in partnership with the National Center for Geriatrics & Gerontology (NCGG; Nagoya) and Juntendo University Hospital (Tokyo).

●	The goal of this study is to provide support for an eventual limited approval under Japan’s Act on the Safety of Regenerative Medicine (ASRM).

●	ASRM approval (https://www.pmda.go.jp/files/000219466.pdf) allows regenerative medicine products to be administered to patients by approved hospitals or clinics under the practice of medicine. The primary bar to be achieved for approval for this commercialization pathway is to document safety in a trial in Japan.

●	Lomecel-B may have the potential to improve patient healthspan and physical function at older ages by increasing physical capacity. In addition to safety, this trial will assess physical function as measured by the 6 minute walk distance test.

Financial Results for Third quarter Ended September 30, 2022

Revenue: Revenue for the third quarters of 2022 and 2021 was $0.3 million and $0.2 million, respectively. Revenue consisted of:

●	Clinical trial revenue, which comes from the Bahamas Registry Trial, for the three months ended September 30, 2022, and 2021 was $210,000 and $164,000, respectively, representing a 28% improvement in performance due to an increase in participant demand in the Bahamas Registry Trial.

●	Grant revenue for the three months ended September 30, 2022, and 2021 was $55,000 and $68,000, respectively. Grant revenue for the three months ended September 30, 2022, was approximately $13,000, or 19% lower when compared to the same period in 2021, primarily due to a reduction in grant funds available due in part to the completion of the grant-funded clinical trials.

R&D Expenses: Research and development expenses in the third quarter 2022 were $2.9 million compared to $2.0 million for the same period in 2021. The increase of $0.9 million, or 45%, was primarily due to an increase of $1.8 million in research and development expenses that were not reimbursable by grants. This increase was partially offset by a decrease in equity-based compensation allocated to research and development expenses which decreased from $0.9 million for the three months ended September 30, 2021, to $0.1 million for the same period in 2022.

G&A Expenses: General and administrative expenses in the third quarter 2022 were $2.1 million compared to $3.0 million for the same period in 2021. The decrease of approximately $0.9 million, or 31%, was primarily related to a decrease of $1.2 million in equity-based compensation expenses allocated to general and administrative expenses. However, expenses related to legal and consulting services increased by $0.3 million in the three months ended September 30, 2022, compared to the same period in 2021.

Net Loss: Net loss was $5.2 million in the third quarter 2022 compared to $4.9 million for the same period in 2021.

Per Share: Net loss per share was $0.25 in each of the third quarters 2022 and 2021.

Cash and short-term investments: Cash and short-term investments was $22.3 million and $35.0 million as of September 30, 2022, and December 31, 2021, respectively.

Financial Outlook

We believe, based on the current operating plan and financial resources, that our existing cash and short-term investments will be sufficient to cover expenses and capital requirements into the first half of 2024.

Conference Call and Webcast

Management will host a conference call today at 8:30 a.m. Eastern Time to discuss the Company’s third quarter 2022 financial results and provide a business update.

Dial-in Number

U.S. Dial-in Number: 844-200-6205

Canada Dial-in Number: 833-950-0062

All Other Locations Dial-in Number: 929-526-1599

Access code: 982246

U.S. Replay Dial-in Number: 866-813-9403

Canada Replay Dial-in Number: 226-828-7578

All Other Locations Dial-in Number: 44-204-525-0658

Conference ID: 329422

An audio webcast of the call may also be accessed from the ‘Investors’ page of the Longeveron website at www.longeveron.com. A replay of the call will be available on the Longeveron website shortly after completion of the call.

About Longeveron Inc.

Longeveron is a clinical stage biotechnology company developing regenerative medicines to address unmet medical needs. The Company’s lead investigational product is Lomecel-B™, an allogeneic medicinal signaling cell (MSC) therapy product isolated from the bone marrow of young, healthy adult donors. Lomecel-B™ has a multi-modal mechanism of action that is pro-vascular, pro-regenerative, and anti-inflammatory, promoting tissue repair and healing with broad potential applications across a spectrum of disease areas. Longeveron is advancing Lomecel-B™ through clinical trials in three indications: Hypoplastic Left Heart Syndrome (HLHS), Alzheimer’s Disease, and Aging Frailty. Additional information about the Company is available at www.longeveron.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “believe,” “expects,” “may,” “looks to,” “will,” “should,” “plan,” “intend,” “on condition,” “target,” “see,” “potential,” “estimates,” “preliminary,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements in this release include, but are not limited to, statements about the ability of Longeveron’s clinical trials to demonstrate safety and efficacy of the Company’s product candidates, and other positive results; the timing and focus of the Company’s ongoing and future preclinical studies and clinical trials and the reporting of data from those studies and trials; the size of the market opportunity for the Company’s product candidates, including its estimates of the number of patients who suffer from the diseases being targeted; the success of competing therapies that are or may become available; the beneficial characteristics, safety, efficacy and therapeutic effects of the Company’s product candidates; the Company’s ability to obtain and maintain regulatory approval of its product candidates; the Company’s plans relating to the further development of its product candidates, including additional disease states or indications it may pursue; existing regulations and regulatory developments in the U.S., Japan and other jurisdictions; the Company’s plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available and its ability to avoid infringing the intellectual property rights of others; the need to hire additional personnel and the Company’s ability to attract and retain such personnel; the Company’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing; the Company’s need to raise additional capital, and the difficulties it may face in obtaining access to capital, and the dilutive impact it may have on its investors; the Company’s financial performance, and the period over which it estimates its existing cash and cash equivalents will be sufficient to fund its future operating expenses and capital expenditures requirements. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the Securities and Exchange Commission, including Longeveron’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 11, 2022, and the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2022. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact:

Elsie Yau

Stern IR, Inc.

212-698-8700

elsie.yau@sternir.com

Source: Longeveron Inc

Longeveron Inc.

Selected Balance Sheet Data

(in thousands)

	September 30, 2022 (unaudited)	December 31, 2021
Cash	$13,574	$25,658
Short-term investments	8,742	9,385
Property and equipment	3,064	3,062
Intangible assets	2,373	2,334
Other assets	2,762	2,327
Total assets	$30,515	$42,766
Total liabilities	5,890	5,313
Total stockholders’ equity	24,615	37,453
Total liabilities and stockholders’ equity	$30,515	$42,766

Longeveron Inc.

Condensed Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Revenues
Clinical trial revenue	$210	$164	$860	$543
Grant revenue	55	68	241	554
Total revenues	265	232	1,101	1,097
Cost of revenues	173	68	549	576
Gross profit	92	164	552	521

Operating expenses
General and administrative	2,074	2,996	6,481	8,454
Research and development	2,960	2,048	6,107	5,359
Selling and marketing	245	25	766	132
Total operating expenses	5,279	5,069	13,354	13,945
Loss from operations	(5,187)	(4,905)	(12,802)	(13,424)
Other (expense) and income
Non-operating lawsuit expense	-	-	(1,398)	-
Forgiveness of Paycheck Protection Program loan	-	-	-	300
Interest expense	-	(1)	(1)	(3)
Other income, net	(57)	51	(177)	151
Total other (expenses) and income, net	(57)	50	(1,576)	448
Net loss	$(5,244)	$(4,855)	$(14,378)	$(12,976)
Basic and diluted net loss per share	$(0.25)	$(0.25)	$(0.69)	$(0.70)
Basic and diluted weighted average common shares outstanding	21,001,613	19,115,152	20,952,569	18,543,024

Source: Longeveron Inc.

Source: LGVN